Exhibit 5.1

January 28, 2013

China Armco Metals, Inc.
One Waters Park Drive, Suite 98
San Mateo, CA 94403

Re:	China Armco Metals, Inc.
Registration Statement on Form S-3 (SEC No. 333-184354)

Ladies and Gentlemen:

We have acted as counsel to China Armco Metals, Inc. (the "Company") in connection with the issuance and sale of 3,242,712 shares (the “Shares”) of the Company’s Common Stock (the “Common Stock”), pursuant to the above-referenced Registration Statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), the related prospectus included therein (the “Prospectus”) and the prospectus supplement to be filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares.

In arriving at the opinions expressed below, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company as to factual matters, and on originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law and the general corporate laws of the State of Nevada.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and the references to our firm under the caption "Legal Opinions" in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Anslow & Jaclin, LLP
Anslow & Jaclin, LLP